Exhibit 3-7

MEMORANDUM

 AND

ARTICLES OF ASSOCIATION

 OF

HONGKONG TAKUNG ASSETS AND EQUITY OF
ARTWORKS EXCHANGE CO., LIMITED

Incorporated the 17th day of September, 2012.

HONG KONG

No. 1801348

'COPY'

COMPANIES ORDINANCE
(CHAPTER32)
CERTIFICATE OF INCORPORATION

I hereby certify that

HONGKONG TAKUNG ASSETS AND EQUITY OF
ARTWORKS EXCHANGE CO., LIMITED

is this day incorporated in Hong Kong under the Companies Ordinance, and that this company is limited. Issued by the undersigned on 17 September, 2012.

(Sd.) Ms. Ada L L CHUNG

Registrar of Companies
Hong Kong Special Administrative Region

Note:

Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.

THE COMPANIES ORDINANCE (CHAPTER32)

Private Company Limited by Shares

MEMORANDUM OF ASSOCIATION
OF

HONGKONG TAKUNG ASSETS AND EQUITY OF
ARTWORKS EXCHANGE CO., LIMITED

First: - The name of the Company is "HONGKONG TAKUNG ASSETS AND EQUITY OF ARTWORKS EXCHANGE CO., LIMITED

Second: - The registered office of the Company will be situated in the Hong Kong.

Third: - The liability of the members is limited.

Fourth:- The Share Capital of the Company is HK$10,000.00 divided into 10,000 shares of HK$1.00 each with the power for the company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without preference, priority or special privileges, or subject to any postponement of rights or to any conditions or restrictions and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

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I/We, the undersigned, whose name(s),address(es) and description(s) is hereto given below, wish to form a Company in pursuance of this Memorandum of Association, and I/We respectively agree to take the number of share(s) in the capital of the Company set opposite to my/our respective name(s):-

Dated the: 10 September - 2012.

WITNESS to the above signature(s):

WANG XIA
Merchant
No.6 Row.19 Area 1,
Tuancheng Worker Village, Fuxing District, Handan City, Hebei Province, China

THE COMPANIES ORDINANCE (CHAPTER32)

Private Company Limited by Shares

ARTICLES OF ASSOCIATION

OF

HONGKONG TAKUNG ASSETS AND EQUITY OF
ARTWORKS EXCHANGE CO., LIMITED

Preliminary

The regulations contained in Table "A" in the First Schedule to the Companies Ordinance (Chapter 32) shall apply to the Company save in so far as they are hereby expressly excluded or modified. In case of conflict between the provisions of Table "A" and these presents, the provisions herein contained shall prevail.

2.	The Company is a private Company and accordingly: -

(a)	the right to transfer shares is restricted in manner hereinafter prescribed;

(b)	the number of members of the company (exclusive of persons who are in the employment of the company and of persons who having been formerly in the employment of the company were while in such employment and have continued after the determination of such employment to be members of the company) is limited to fifty. Provided that where two or more persons hold one or more shares in the company jointly they shall for the purpose of this regulation be treated as a single member;

(c)	any invitation to the public to subscribe for any shares or debentures of the company is prohibited.

Transfer of Shares

3.	The Directors may decline to register any transfer of shares to any person without giving any reason therefor. The Directors may suspend the registration of transfers during the twenty-one days immediately preceding the Annual General Meeting in each year. The Directors may decline to register any instrument of transfer, unless (a) a fee not exceeding five dollars is paid to the Company in respect thereof, and (b) the instrument of transfer is accompanied by the Certificate of the shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

Chairman of Directors

4.	The Directors may elect a chairman of their meetings, and determine the period for which he is to hold office, and unless otherwise determined the chairman shall be elected annually.If no chairman is elected, or if at any meeting the chairman is not present within half an hour of the time appointed for holding the same, the Directors present shall choose someone of their member to be the chairman of such meeting.

5.	Unless and until the Company in General Meeting shall otherwise determine, the number of Directors shall not be less than one. The first Directors of the Company shall be nominated in writing by the signatories to the Memorandum of Association.

6.	A Director who is about to go away from or is absent from Hong Kong may with the approval of the majority of the other Directors nominate any person to be his substitute and such substitute whilst he holds office as such shall be entitled to notice of meetings of the Directors and to attend and vote thereat accordingly and he shall ipso facto vacate office if and when the appointer returns to Hong Kong or vacate office as a Director or removes the substitue from office and any appointment and removal under this Article shall be effected by notice in writing under the hand of or by cable from the Director making the same. A Director may appoint (subject as above provided) one of the other Directors to be his substitute who shall thereupon be entitled to exercise (in addition to his own right of voting as a Director) such appointer’s rights at meetings of the Directors.

7.	At the Annual General Meeting to be held next after the adoption of these Articles and at every succeeding Annual General Meeting all Directors, except Permanent Directors if any are appointed, shall retire from office and shall be eligible for re-election.

8.	A Director shall not require any qualification shares.

9.	The office of a Director shall be vacated if the Director:-

(a)	resigns his office by notice in writing to the Company; or
(b)	becomes bankrupt or makes any arrangement or composition with his creditors generally; or
(c)	becomes of unsound mind.

10.	(a) No Director shall be disqualified from his office by contracting with the Company, nor shall any such contract or any contract entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract by reason only of such Director holding that office, or of the fiduciary relations thereby established but it is: declared that the nature of his interest must be disclosed by him at the meeting of the Directors at which the contract is determined on if his interest then exists, or, in any other case, at the first meeting of the Directors after the acquisition of his interest. A Director may vote in respect of any contract or arrangement in which he is interested.

(b) A Director of the Company may be or become a Director of any company promoted by this Company or in which it may be interested as a vendor, shareholder or otherwise and no such Director shall be accountable for any benefits received as a Director or shareholder of such Company.

11.	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit and determine the quorum necessary for the transaction of business. Until otherwise determined, two Directors shall constitute a quorum. If the Company shall have only one director, a director may at any time summon a meeting of the directors, the provisions hereinafter contained for meetings of the directors shall not apply but such sole director shall have full power to represent and act for the Company in all matters and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a resolution of the directors. Such note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

12.	Any casual vacancy occurring in the Board of Directors may be filled up by the Directors, but the person so chosen shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

13.	Subject to the provisions of Article 6 hereof, the Directors shall have power at any time, and from time to time, to appoint a person as an additional Director who shall retire from office at the next following Annual General Meeting, but shall be eligible for election by the Company at that meeting as an additional Director.

14.	The Company may by an ordinary resolution remove any Director and may by an ordinary resolution appoint another person in his stead. The person so appointed shall be subject to retirement at the same time as if he had become a Director on the day on which the Director in whose place he is appointed was last elected a Director.

15.	Any Resolution of the Board of Directors in writing signed by the majority of the Directors, in whatever part of the world they may be, shall be valid binding as a resolution of the Directors provided that notice shall have been given to all the Directors of the Company capable of being communicated with conveniently according to the last notification of address by each such Director given to the Registered Office of the Company.

16.	Where any notice is required either by these Articles, by Table "A", by the Ordinance or otherewise, to be given to any Director or to any Member of the Company and where any consent, agreement, signature, notice by or authority from any Director or Member of the Company shall be valid if given by cable or by mail. This clause shall not apply to special Resolutions.

Powers of Directors

17.	The Directors , in addition to the powers and authorities by these Articles or otherwise expressly conferred upon them, may exercise all such powers and do all such acts and things as may be exercised or done by the Company in General Meeting subject nevertheless to the provisions of the Companies Ordinance (Chapter 32), to these Articles, and to any regulations from time to time made by the Company in General Meetings, provided that no such regulation so made shall invalidate any prior act of the Directors which would have been valid if such regulations had not been made.

18.	Without prejudice to the general powers conferred by the preceding Article and the other powers conferred by these Articles, it is hereby expressly declared that the Directors shall have the following powers, that is to say, power:-

(1)	To pay the costs, charges and expenses preliminary and incidental to the promotion, formation, establishment and registration of the Company.

(2)	To purchase or otherwise acquire for the Company or sell or otherwise dispose of any property, rights or privileges which the Company is authorized to acquire at such price and generally on such terms and conditions as they shall think fit.

(3)	To engage, suspend or dismiss the employees of the Company, and to fix and vary their salaries or emoluments.

(4)	To institute, conduct, defend, compromise or abandon any legal proceedings by or against the Company or its officers, or otherwise concerning the affairs of the Company, and also to compound and allow time for payment or satisfaction of any debts due and of any claims or demands by or against the Company.

(5)	To refer any claims or demands by or against the Company to arbitration and observe and perform the awards.

(6)	To make and give receipts, release and other discharges for moneys payable to the Company, and for claims and demands of the Company.

(7)	To invest, lend or otherwise deal with any of the moneys or property of the Company in such manner as they think fit having regard to the Company's Memorandum of Association and from time to time to vary or realize any such investment.

(8)	To borrow money on behalf of the Company, and to pledge, mortgage or hypothecate any of the property of the Company.

(9)	To open a current account with themselves for the Company and to advance any money to the Company with or without interest and upon such terms and conditions as they shall think fit.

(10)	To enter into all such negotiations and contracts and rescind and vary all such contracts and execute and do all such acts, deeds and things in the name and on behalf of the Company as they may consider expedient for, or in relation to, any of the matters aforesaid, or otherwise for the purpose of the Company.

(11)	To give to any Director, officer or other person employed by the Company a commission on the profits of any particular business or transaction, and such commission shall be treated as part of the working expenses of the Company, and to pay commissions and make allowances (either by way of a share in the general profits of the Company or otherwise) to any person introducing business to the Company or otherwise promoting or serving the interest thereof.

(12)	To sell, improve, manage, exchange, lease, let, mortgage or turn to account all or any part of the land, property, rights and privileges of the Company.

(13)	To employ, invest or otherwise deal with any Reserve Fund or Reserve Funds in such manner and for such purposes as the Directors may think fit.

(14)	To execute, in the name and on behalf of the Company, in favor of any Director or other person who may incur or be about to incur any person liability for the benefit of the Company, such mortgages of the Company's property (present or future) as they think fit, and any such mortgage may contain a power of sale and such other powers, covenants and provisions as shall be agreed upon.

(15)	From time to time to provide for the management of the affairs of the Company abroad in such manner as they think fit, and in particular to appoint any person to be the attorney or agent of the Company with such powers (including power to sub-delegate) and upon such terms as they think fit.

(16)	From time to time to make, vary or repeal rules and by-laws for the regulation of the business of the Company, its officers and servants.

(17)	To delegate any or all of the powers herein to any Directors or other person or persons as the Directors may at any time think fit.

19.	Clause 81 of Table "A" shall not apply.

Seal and Checks

20.	The Seal of the Company shall be kept by the Board of Directors and shall not be used except with their authority.

21.	Every document required to be sealed with the Seal of the Company shall be deemed to be properly executed if sealed with the Seal of the Company and signed by the Chairman of the Board of Directors, or such person or persons as the Board may from time to time authorized for such purpose.

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22.	All checks, promissory notes, drafts, bills of exchange, and other negotiable instruments, shall be made, signed, drawn, accepted and endorsed, or otherwise executed by the person or persons from time to time authorized by a resolution of the Board of Directors.

General Meetings

23.	For all purposes, the quorum for all general meetings shall be two members personally present and holding either in his own right or by proxy at least one-tenth of the paid-up capital of the Company. Notwithstanding any provision herein, one member shall constitute a quorum for a meeting of a company having only one member. No business shall be transacted at any General Meeting unless the requisite quorum be present at the commencement of the business.

24.	A resolution in writing signed by all the members or the sole member shall be as valid and effectual as a resolution passed at a general meeting duly convened and held.

Votes of Members

25.	All voting of members in respect of any matter or matters shall be by poll and every member present in person or by proxy shall have one vote for each share of which he is the holder.

Divisions of Profits

26.	The net profits of the Company in each year shall be applied in or towards the formation of such reserve fund or funds and in or towards the payment of such dividends and bonuses as the Directors subject to the approval of the Company in General Meeting may direct.

27.	No dividend shall be payable except out of the profits of the Company, and no dividend shall carry interest as against the Company.

28.	A transfer of shares shall not pass the right to any dividend declared thereon before the registration of the transfer.

29.	If two or more persons are registered as joint holders of any share, any one of such persons may give effectual receipts for any dividend or for other moneys payable in respect of such share.

30.	The Directors may retain any dividend payable on shares on which the Company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

31.	All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by the Directors for benefit of the Company until claimed.

Secretary

32.	The First Secretary of the Company shall be LIAN BANG INT'L BUSINESS (HK) LIMITED who may resign from this office upon giving notice to Company of such intention and such resignation shall take effect upon the expiration of such notice or its earlier acceptance.

Notice

33.	Any notice required to be given to the shareholders under these Articles may be in Chinese or English or both.

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Dated the: 10 - September - 2012.

WITNESS to the above signature(s):

WANG XIA (E)
Merchant
No.6 Row. 19 Area 1,
Tuancheng Worker Village, Fuxing District, Handan City, Hebei Province, China

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